Exhibit 10.23

EXECUTION COPY

SECOND AMENDMENT TO LICENSE AGREEMENT

This SECOND AMENDMENT, dated as of July 7, 20121 (this “Second Amendment”), to the License Agreement, dated as of May 2, 2021 (the “Agreement”), is entered into by and between Sonnet Biotherapeutics CH SA (“Sonnet”), Sonnet Biotherapeutics, Inc. (“Guarantor”) and New Life Therapeutics PTE, Ltd (“New Life”). Unless otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in the Agreement.

W I T N E S S E T H

WHEREAS, Guarantor and New Life entered into the License Agreement dated May 2, 2021 pursuant to which Sonnet granted New Life, inter alia, an exclusive license to Develop and Commercialize the Product in the DPN Field in the Exclusive Territory; and

WHEREAS, on June 11, 2021, the Agreement was amended to substitute Sonnet for Guarantor (the “First Amendment”); and

WHEREAS, the Parties hereto wish to further amend and modify the Agreement as provided in this Second Amendment;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Section 12.13 Notice and Deliveries shall be amended by adding the following

If to Guarantor:	Sonnet Biotechnologies, Inc.
100 Overlook Center, Suite 102
Princeton, New Jersey 08540
Attn: Chief Executive Officer

2.	A new Section 12.17 Guarantee shall be added as follows:

Guarantor hereby guarantees performance of all obligations of Sonnet under the Agreement, and shall cause Sonnet to comply with the terms of the Agreement in connection with such obligations, provided that (a) Guarantor shall have no greater liability by virtue of this guarantee than Sonnet has as a party to the Agreement, (b) prior to New Life exercising its rights with respect to Guarantor under this Section 12.17, New Life shall first give written notice to Guarantor of the relevant default(s) and Sonnet shall have sixty (60) days after receipt of such notice to cure such default before New Life is permitted to proceed directly against Guarantor, and (c) Guarantor’s obligations under this Section 12.17 shall terminate with respect to this Agreement upon termination or expiration of this Agreement or in the event Sonnet assigns this Agreement to a third party and such assignee agrees in writing to assume Guarantor’s obligations under this Section 12.17 with respect to Sonnet.

3.	Except as specifically amended above, all terms and conditions of the Agreement and the First Amendment shall remain in full force and effect and are hereby ratified and confirmed.

4.	This Second Amendment may be executed in one or more counterparts that together shall constitute a single agreement. If any provisions of this Second Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Second Amendment. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Second Amendment shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first above written.

SONNET BIOTHERAPEUTICS CH SA

By:	/s/ Pankaj Mohan, Ph.D.
Name:	Pankaj Mohan, Ph.D.
Title:	Chairman of the Board of Directors

By:	/s/ Gael Hedou, Ph.D.
Name:	Gael Hedou, Ph.D.
Title:	Chief Operating Officer

SONNET BIOTHERAPEUTICS, INC.

By:	/s/ Pankaj Mohan, Ph.D.
Name:	Pankaj Mohan, Ph.D.
Title:	Founder and Chief Executive Officer

NEW LIFE THERAPEUTICS PTE, LTD

By:	/s/ Rakesh K. Aggarwal
Name:	Rakesh K. Aggarwal
Title:	Chief Executive Officer